Exhibit 99.6

EXECUTION VERSION

Confidentiality Agreement

This Confidentiality Agreement (the “Agreement”), effective as of January 24, 2025 (the “Effective Date”), is entered into by and between H&E Equipment Services, Inc., a Delaware corporation (the “Company”), and Herc Rentals Inc., a Delaware corporation (“Recipient”, together with the Company, the “Parties”, and each, a “Party”).

WHEREAS, in connection with a potential mutually agreeable business transaction between Recipient and the Company (a “Transaction”), the Company desires to share with Recipient certain information that is non-public, confidential or proprietary in nature; and

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set out herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1. Confidential Information.

(a) Except as set out in Section 2 below, “Confidential Information” means all non-public, confidential, or proprietary information or data disclosed on or after the Effective Date, by or on behalf of the Company or its subsidiaries (a “Disclosing Party”) to Recipient, or to any of Recipient’s affiliates or its or their respective employees, officers, directors, managers, managing members, general partners, agents, service providers, attorneys, accountants, investment bankers, financial advisors, consultants or other advisors, provided that, with respect to the Recipient, Representatives shall not include, without the Disclosing Party’s prior written consent, a co-bidder or source of equity or debt financing (collectively, “Representatives”) of Recipient, whether disclosed orally or disclosed or accessed in written, electronic, or other form or media, and whether or not marked, designated, or otherwise identified as “confidential,” including, without limitation:

(i) all information furnished by or on behalf of a Disclosing Party or its Representatives in connection with or regarding a Transaction, including, without limitation, the Disclosing Party’s business affairs, including, without limitation, finances, customer information, organizational structure and internal practices, forecasts, sales and other financial results, records and budgets, and business, marketing, development, sales and other commercial strategies;

(ii) any third-party confidential information included with, or incorporated in, any information provided by the Disclosing Party to the Recipient or its Representatives; and

(iii) all notes, memoranda, documents, analyses, compilations, reports, forecasts, studies, samples, data, statistics, summaries, interpretations, and other materials (“Notes”) prepared by or for the Recipient or its Representatives that contain, are based on, or otherwise reflect or are derived from or incorporate, in whole or in part, any of the foregoing.

(b) Notwithstanding anything in this agreement to the contrary, Recipient shall not, and shall cause its Representatives not to act as a broker for, or representative of, or as a joint bidder or co-bidder with, any other person with respect to a Transaction.

2. Exclusions from Confidential Information. Except as required by applicable federal, state, or local law or regulation, the term “Confidential Information” as used in this Agreement shall not include information that:

(a) at the time of disclosure is, or thereafter becomes, generally available to and known by the public, other than as a result of, directly or indirectly, any violation of this Agreement by the Recipient or any of its Representatives;

(b) at the time of disclosure is, or thereafter becomes, available to the Recipient on a non-confidential basis from a third-party source, provided that such third party is not known by Recipient to be prohibited from disclosing such Confidential Information to the Recipient by a legal, fiduciary, or contractual obligation of confidentiality to the Disclosing Party;

(c) was known by or in the possession of the Recipient or its Representatives before being disclosed by or on behalf of the Disclosing Party under this Agreement; or

(d) was or is independently developed by the Recipient without reference to or use of, in whole or in part, any of the Disclosing Party’s Confidential Information.

3. Communications with the Company. It is understood that all communications regarding a Transaction with, or requests for information from the Disclosing Party will be submitted or directed only to John Engquist, Jr., Chairman of the Board of the Company, or Brad Barber, the Chief Operating Officer of the Company or Leslie Magee, the Chief Financial Officer of the Company (the “Authorized Individuals”) or their respective designees. Recipient agrees not to (and to cause its Representatives to not) discuss any Confidential Information or Transaction Information with any other director or employee of the Disclosing Party, except with the prior written permission of the Authorized Individuals.

4. Recipient Obligations.

(a) The Recipient shall, and shall cause its Representatives to:

(i) maintain, protect and safeguard the confidentiality of the Disclosing Party’s Confidential Information and Transaction Information with at least the same degree of care as the Recipient would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care;

(ii) not use the Disclosing Party’s Confidential Information or Transaction Information, directly or indirectly, or permit it to be accessed or used, for any purpose other than the evaluation, negotiation or consummation of a Transaction (the “Purpose”);

(iii) not disclose any such Confidential Information or Transaction Information to any person or entity, except to the Recipient’s Representatives who:

(A) need to know the Confidential Information or Transaction Information, as applicable, to assist the Recipient, or act on its behalf, in relation to the Purpose or to exercise its rights under the Agreement; and

(B) are informed by the Recipient of the confidential nature of the Confidential Information or Transaction Information and have been advised of this Agreement and instructed to comply with the provisions hereof applicable to such Representatives.

(b) The Recipient shall cause its Representatives to comply with the provisions of this Agreement applicable to such Representatives as if each Representative was a party hereto, and Recipient will be responsible and liable to the Disclosing Party for any breach by its Representative of the terms of this Agreement applicable to such Representative as if each Representative was a party hereto.

5. Transaction Information.

(a) Except as required by applicable federal, state, or local law or regulation, or as expressly permitted by this Agreement, neither the Company nor the Recipient shall disclose, nor permit any of its Representatives to disclose, to any person:

(i) That this Agreement exists, the contents hereof, that the Confidential Information has been or may be made available to the Recipient or its Representatives, or that the Recipient has inspected any portion of the Confidential Information, conducted due diligence or attended management meetings or site visits;

(ii) that investigations, discussions or negotiations have been, may be, or are underway between the Parties or their respective affiliates regarding the Confidential Information or the Purpose, including the status thereof; or

(iii) any terms, conditions, or other arrangements that are being discussed or negotiated in relation to the Confidential Information or a Transaction, including that a Transaction is being considered or the status thereof (collectively (i) through (iii) above, the “Transaction Information”).

(b) For the avoidance of doubt, Transaction Information shall not be subject to the exceptions set forth in Section 2.

(c) Notwithstanding the foregoing, the Disclosing Party acknowledges that the Recipient and its Representatives, as part of it and its Representatives’ businesses, may now or in the future manage, evaluate, invest in or do business with securities, instruments, businesses and assets of companies in the same or similar lines of businesses (as the case may be) as the Disclosing Party and/or its subsidiaries, possess general industry knowledge that overlaps with the industry knowledge possessed by the Recipient, its subsidiaries and their respective Representatives, and that neither this Agreement nor receipt of the Confidential Information shall restrict or preclude such activities or use of such general industry knowledge; provided that the Recipient and its Representatives comply with the terms of this Agreement in connection therewith.

6. Required Disclosure. Any disclosure by the Recipient or its Representatives of any of the Disclosing Party’s Confidential Information required under applicable federal, state, or local law, regulation, or a valid subpoena or order issued by a court, governmental agency of competent jurisdiction, securities exchanges or other self-regulatory organizations (a “Legal Order”) shall be subject to the terms of this Section 6. Before making any such disclosure, the Recipient shall, to the extent legally permissible, provide the Disclosing Party with:

(a) prompt written notice of the existence, terms and circumstances surrounding such requirement, such that the Disclosing Party may seek, at its sole cost and expense, a protective order or other remedy; and

(b) reasonable assistance, at the Disclosing Party’s sole cost and expense, in opposing such disclosure or seeking a protective order or other limitations on disclosure.

If, after providing, if legally permissible, such notice and assistance as required herein, the Recipient remains subject to a Legal Order to disclose any Confidential Information, the Recipient (or its Representatives or other persons to whom such Legal Order is directed) shall disclose no more than that portion of the Confidential Information which, on the advice of the Recipient’s legal counsel, such Legal Order specifically requires the Recipient to disclose and, on the Disclosing Party’s request and at the Disclosing Party’s sole cost and expense, shall use commercially reasonable efforts to obtain assurances from the applicable court or agency that such Confidential Information shall be afforded confidential treatment.

7. Return or Destruction of Confidential Information. At any time during or after the term of this Agreement, at the Disclosing Party’s written request (the “Written Request”), the Recipient shall, and shall cause its Representatives to, promptly (and in any event no later than 10 days after such written request is furnished to the Recipient) return to the Disclosing Party all copies, whether in written, electronic, or other form or media, of the Disclosing Party’s Confidential Information and any Transaction Information, or destroy all such copies. In addition, following the Written Request, the Recipient shall, and shall cause its Representatives to, also destroy all copies of any Notes created by the Recipient or its Representatives and confirm in writing (which may be via email) to the Disclosing Party that such copies have been destroyed. Notwithstanding anything in this Agreement to the contrary, the Recipient and its Representatives shall not be obligated to return or destroy Confidential Information or Transaction Information of the Disclosing Party to the extent (a) the Recipient or its Representative is required to retain a copy pursuant to applicable federal, state or local law or regulation or (b) such Confidential Information is automatically maintained on routine computer system backup tapes, disks or other backup storage devices (as long as such backed-up information is not used, disclosed or otherwise recovered from such backup devices) or retained pursuant to bona fide policies and procedures related to compliance or internal document retention applicable to Recipient or its Representatives (as long as such information is only accessible for compliance-related purposes); provided, for the avoidance of doubt, that such retained Confidential Information or Transaction Information shall remain subject to the terms of this Agreement.

8. Non-Solicitation. For a period of two years from the date of this Agreement, Recipient shall not, and shall cause its subsidiaries not to, without the prior written consent of the Company, directly or indirectly solicit for employment or hire, or enter into any employment agreement with, any officer, management-level employee, sales personnel or branch manager of the Company or any of its subsidiaries with whom Recipient has had contact or who otherwise became known to Recipient (or about whom Recipient learned information, other than by a general list of employees made available to Recipient), in each case, in connection with its consideration of a Transaction; provided, however, that the foregoing provision shall not prevent Recipient or its subsidiaries or affiliates from (a) making general solicitations for employment (including the use of general advertisements or recruiting agencies) not specifically directed at any particular individual or employee of the Company or any of its subsidiaries and hiring, or entering into any employment agreement, with any employee of the Company or any of its subsidiaries who responds to such general solicitation for employment without any contact from or inducement, directly or indirectly, by Recipient or its subsidiaries or (b) who has been terminated by the Company or its subsidiaries or affiliates.

9. Term and Termination. The term of this Agreement shall commence on the Effective Date and shall automatically terminate two years from the Effective Date. This Section 9 shall survive the termination of this Agreement. The termination of this Agreement shall not affect the liability of any Party for any prior breach of any provision hereof.

10. No Representations or Warranties. Neither the Disclosing Party nor any of its Representatives make, and Recipient and its Representatives acknowledge and agree that they have not relied upon, any representation or warranty, expressed or implied, as to the accuracy or completeness of the Confidential Information disclosed to the Recipient hereunder. Neither the Disclosing Party nor any of its Representatives shall be liable to the Recipient or any of its Representatives relating to or resulting from the Recipient’s use of any of the Confidential Information or any errors therein or omissions therefrom.

11. No Transfer of Rights, Title, or Interest. The Disclosing Party hereby retains its entire right, title, and interest, including all intellectual property rights, in and to all of its Confidential Information. Any disclosure of such Confidential Information hereunder shall not be construed as an assignment, grant, option, license, or other transfer of any such right, title, or interest whatsoever to the Recipient or any of its Representatives.

12. No Other Obligation. The Parties are each sophisticated parties and each is advised and will continue to be advised by experienced counsel and, to the extent each Party deems appropriate, other advisors in connection with the Purpose. Except for the obligations under this Agreement, no agreement providing for any transaction in connection with a Transaction involving the Parties will be deemed to exist between the Parties until a final definitive agreement to effect a Transaction between the Parties or their respective affiliates has been executed and delivered. The Parties agree that neither Party shall be under any legal obligation with respect to a Transaction, or otherwise be obligated to enter into any business or contractual relationship, investment, or transaction, by virtue of this Agreement, except for the matters specifically agreed to herein. Either Party may at any time, at its sole discretion with or without cause, reject all proposals or terminate discussions and negotiations with the other Party, in connection with a Transaction or otherwise. Notwithstanding any provision to the contrary in this Agreement, nothing contained herein shall obligate the Company to make available to Recipient any Confidential Information or other information, and the Company retains the right to determine, in its sole discretion, what information, properties, and personnel to make available to Recipient. The Company reserves the right, in its sole discretion, engage in discussions, negotiations and/or enter into any agreement with any other person or entity without notice to Recipient, in each case in the Company’s sole discretion at any time.

13. Compliance with Merger Agreement. Notwithstanding anything to the contrary set forth in this Agreement, for the avoidance of doubt, the Company shall not be restricted from complying with its obligations under that certain Agreement and Plan of Merger, dated as of January 13, 2025, by and among United Rentals, Inc. (“Parent”), UR VII Merger Sub Corporation and the Company, including providing required notices to Parent thereunder.

14. Remedies. Each Party acknowledges and agrees that money damages might not be a sufficient remedy for any breach or threatened breach of this Agreement by the other Party or its Representatives. Therefore, in addition to all other remedies available at law or in equity (which neither Party waives by the exercise of any rights hereunder), each Party shall be entitled to specific performance and injunctive and other equitable relief as a remedy for any such breach or threatened breach, and waives any requirement for the securing or posting of any bond or the showing of actual monetary damages in connection with such claim. In the event that the Company institutes any legal suit, action or proceeding against Recipient arising out of or relating to this Agreement, the prevailing party shall be entitled to receive in addition to all other damages to which it may be entitled, its costs incurred in conducting the suit, action or proceeding, including reasonable attorneys’ fees and expenses and court costs.

15. Securities. The Parties acknowledge that they are aware, and that they shall advise their Representatives, that the Company and the Recipient are both public companies and that the United States securities laws prohibit any person who has material, non-public information concerning a company obtained directly or indirectly from that company from purchasing or selling securities of such company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

16. Governing Law, Jurisdiction, Venue; WAIVER OF JURY TRIAL. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware. Any legal suit, action, or proceeding arising out of or related to this Agreement or the matters contemplated hereunder shall be instituted exclusively in the federal courts of the United States or the courts of the State of Delaware in each case located in New Castle County, State of Delaware, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding and waives any objection based on improper venue or forum non conveniens. Service of process, summons, notice, or other document by mail to such Party’s address set out herein shall be effective service of process for any suit, action, or other proceeding brought in any such court. AS A MATERIAL INDUCEMENT TO THE OTHER PARTIES HERETO TO ENTER INTO THIS AGREEMENT, EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHT TO DEMAND A JURY TRIAL.

17. Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (b) on the date sent by email (with confirmation of transmission) if sent during normal business hours of the recipient of the email, and on the next business day if sent after normal business hours of the recipient of the email. Such communications must be sent to the respective Parties at the addresses set out on the signature page to this Agreement (or to such other address that may be designated by a Party from time to time in accordance with this Section 17).

18. Entire Agreement. This Agreement constitutes the sole and entire agreement of the Parties regarding the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, regarding such subject matter. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party hereto.

19. Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

20. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

21. Assignment. Neither Party may assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other Party. Any purported assignment or delegation in violation of this Section 21 shall be null and void ab initio. No assignment or delegation shall relieve the assigning or delegating Party of any of its obligations hereunder. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer on any other person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

22. Waivers. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set out in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

23. Captions. The section headings herein contained are used only as a matter of convenience and are neither to be considered a part of this Agreement nor to be used in determining the intent of the Parties.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the Effective Date.

H&E EQUIPMENT SERVICES, INC.

By	/s/ Brad Barber

Name:	Brad Barber
Title:	CEO

Address: 7500 Pecue Ln
Baton Rouge, LA 70809
Attn: Brad Barber

Email: bbarber@he-equipment.com

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

[Signature Page to Confidentiality Agreement]

HERC RENTALS INC.

By	/s/ Larry Silber

Name:	Larry Silber
Title:	President & CEO

Address: 27500 Riverview Center Blvd.
Bonita Springs, FL 34134
Attn: Larry Silber

Email: Larry.Silber@HercRentals.com

[Signature Page to Confidentiality Agreement]